Exhibit 99.1

News from Xerox For Immediate Release	Xerox Corporation 45 Glover Avenue PO Box 4505 Norwalk, CT 06856 t +1-203-968-3000

Xerox Reports Fourth-Quarter 2008 Results

NORWALK, Conn., Jan. 23, 2009 – Xerox Corporation (NYSE: XRX) announced today fourth-quarter 2008 financial performance that, including previously disclosed restructuring charges, resulted in break-even earnings per share and adjusted earnings per share of 30 cents. Adjustments include a restructuring charge of 27 cents per share as well as an equipment write-off of 3 cents per share.

The company’s full-year 2008 net income was $230 million, including a previously announced litigation charge. Excluding charges, adjusted net income was $985 million for the year. Total revenue was $17.6 billion, a 2 percent increase from full year 2007. The company generated $939 million of operating cash flow. Adjusted core cash flow for the year was $1.7 billion.

“In the fourth quarter, the continued weakening economy and rapid shift in exchange rates put pressure on the business,” said Anne Mulcahy, chairman and chief executive officer. “Despite this challenging marketplace, we delivered $265 million in adjusted net income for the quarter and $985 million for the year.”

“We continue to prioritize cash and productivity to give us flexibility in this uncertain environment,” she added. “Our fourth-quarter restructuring will deliver $200 million in savings this year. And, last year we generated $1.7 billion in adjusted cash from core operations. We believe our strong balance sheet and disciplined approach to cost reductions strengthen our ability to effectively manage through these tough economic times.”

In the fourth quarter, Xerox generated $1 billion in adjusted cash from core operations, excluding net litigation payments of $615 million. The company closed the year with $1.2 billion in cash and cash equivalents.

Total revenue of $4.4 billion declined 10 percent in the quarter, including a 5 point negative impact from currency. Post-sale and financing revenue was down 8 percent or 3 percent in constant currency, largely due to distributors holding lower inventory levels. Equipment sale revenue declined 15 percent or 11 percent in constant currency, reflecting weakened economic conditions around the world.

Revenue from the company’s developing markets, which delivered 17 percent revenue growth through the third quarter of 2008, was down 14 percent in the fourth quarter largely due to the decline in developing markets exchange rates and the rapid weakening of Russian and eastern European economies.

Fourth-quarter revenue from color was down 6 percent or flat in constant currency. Color pages were up 23 percent and now represent 18 percent of total pages printed on Xerox technology. Color results exclude the benefit from Global Imaging Systems.

Xerox services help businesses simplify work processes, manage office technology and in-house print shops, digitize paper files, create digital archives and much more. During 2008, Xerox Global Services generated $3.5 billion in annuity revenue, a 3 percent increase over 2007.

“We remain confident that the value we bring to our customers can help them through this economy. Much of what we do is aimed squarely at helping our customers reduce costs and operate more efficiently and effectively. Our services business continues to grow and we’re prioritizing investments to build on this momentum in 2009,” added Mulcahy. “Discussions with customers about saving up to 30 percent on their document costs get attention. It’s a powerful value proposition in any economy.”

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. The weakening economy resulted in a 13 percent decline in total production revenue, including a 7 point negative impact from currency. Installs of production black-and-white systems declined 11 percent. Installs of production color devices were up 4 percent in the quarter driven by strong demand for the company’s new production systems, the Xerox iGen4™ Press and the Xerox 700 Digital Color Press, both of which were available worldwide beginning in September.

In Xerox’s office business, which provides the industry’s broadest portfolio of printers, copiers, and multifunction systems through a global network of sales channels, the number of installs of color multifunction systems was up 9 percent in the fourth quarter. Installs of the company’s black-and-white multifunction devices decreased 18 percent. Total office revenue was down 9 percent in the fourth quarter including a 4 point negative impact from currency.

Gross margin was 37.9 percent. Excluding the equipment write-off, adjusted gross margin was 38.8 percent, down 1.7 points from the fourth quarter of 2007. This decline was almost entirely due to increased product costs driven by the rapid strengthening of the Yen. Selling, administrative and general expenses were 25.2 percent of revenue, up about 1 point from fourth-quarter 2007.

Xerox expects first-quarter 2009 earnings in the range of 16 cents to 20 cents per share.

-XXX-

Media Contacts:

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782,

carl.langsenkamp@xerox.com

Christa Carone, Xerox Corporation, +1-203-849-2417, christa.carone@xerox.com

Note: This release refers to several non-GAAP financial measures described as “adjusted” - earnings per share, net income, gross margin and cash from core operations - that exclude the effects of certain fourth quarter and full year items. Additionally, it discusses revenue growth using a measure noted as “Constant Currency” that excludes the effects of currency translation. Refer to the “Non-GAAP

Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems, Inc; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including actions with respect to the fourth quarter 2008 $240 million after-tax net restructuring and asset impairment charge; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and our 2007 Annual Report filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. For open commentary and industry perspectives, visit http://www.xerox.com/blogs or http://www.xerox.com/podcasts.

Xerox®, iGen4TM, the Xerox wordmark and the spherical connection symbol are trademarks of Xerox Corporation in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per-share data)	2008	2007	% Change	2008	2007	% Change
Revenues
Sales	$2,146	$2,479	(13)%	$8,325	$8,192	2%
Service, outsourcing and rentals	2,039	2,195	(7)%	8,485	8,214	3%
Finance income	185	208	(11)%	798	822	(3)%

Total Revenues	4,370	4,882	(10)%	17,608	17,228	2%

Costs and Expenses
Cost of sales - excluding equipment write-off	1,421	1,568	(9)%	5,480	5,254	4%
Cost of sales - equipment write-off	39	—	*	39	—	*
Cost of service, outsourcing and rentals	1,182	1,258	(6)%	4,929	4,707	5%
Equipment financing interest	71	80	(11)%	305	316	(3)%
Cost of revenue - excluding equipment write-off	2,674	2,906	(8)%	10,714	10,277	4%
Equipment write-off	39	—	*	39	—	*

Cost of revenue - total	2,713	2,906	(7)%	10,753	10,277	5%
Research, development and engineering expenses	212	238	(11)%	884	912	(3)%
Selling, administrative and general expenses	1,102	1,186	(7)%	4,534	4,312	5%
Restructuring and asset impairment charges	349	1	*	429	(6)	*
Other expenses, net	73	81	(10)%	1,122	295	*

Total Costs and Expenses	4,449	4,412	1%	17,722	15,790	12%

(Loss) Income before Income Taxes and Equity Income**	(79)	470	*	(114)	1,438	*
Income tax (benefits) expense	(59)	125	*	(231)	400	*
Equity in net income of unconsolidated affiliates	21	37	(43)%	113	97	16%

Net Income	$1	$382	(100)%	$230	$1,135	(80)%

Basic Earnings per Share	$—	$0.41	(100)%	$0.26	$1.21	(79)%
Diluted Earnings per Share	$—	$0.41	(100)%	$0.26	$1.19	(78)%

*	Percent change not meaningful.
**	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$1,229	$1,099
Accounts receivable, net	2,184	2,457
Billed portion of finance receivables, net	254	304
Finance receivables, net	2,461	2,693
Inventories	1,232	1,305
Other current assets	790	682

Total current assets	8,150	8,540
Finance receivables due after one year, net	4,563	5,051
Equipment on operating leases, net	594	587
Land, buildings and equipment, net	1,419	1,587
Investments in affiliates, at equity	1,080	932
Intangible assets, net	610	621
Goodwill	3,182	3,448
Deferred tax assets, long-term	1,692	1,349
Other long-term assets	1,157	1,428

Total Assets	$22,447	$23,543

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$1,610	$525
Accounts payable	1,446	1,367
Accrued compensation and benefits costs	625	673
Other current liabilities	1,769	1,512

Total current liabilities	5,450	4,077
Long-term debt	6,774	6,939
Liability to subsidiary trust issuing preferred securities	648	632
Pension and other benefit liabilities	1,747	1,115
Post-retirement medical benefits	896	1,396
Other long-term liabilities	694	796

Total Liabilities	16,209	14,955
Common stock, including additional paid-in-capital	3,313	4,096
Treasury stock, at cost	—	(31)
Retained earnings	5,341	5,288
Accumulated other comprehensive loss	(2,416)	(765)

Total Shareholders’ Equity	6,238	8,588

Total Liabilities and Shareholders’ Equity	$22,447	$23,543

Shares of common stock issued	864,777	919,013
Treasury stock	—	(1,836)

Shares of common stock outstanding	864,777	917,177

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2008	2007	2008	2007
Cash Flows from Operating Activities:
Net income	$1	$382	$230	$1,135
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	171	171	669	656
Provisions for receivables and inventory	141	55	314	197
Net loss (gain) on sales of businesses and assets	1	(2)	(21)	(7)
Distributed (undistributed) equity in net income of unconsolidated affiliates	7	(17)	(53)	(60)
Stock-based compensation	19	27	85	89
Provision for litigation, net	(21)	—	781	—
Payments for securities litigation, net	(615)	—	(615)	—
Restructuring and asset impairment charges	349	1	429	(6)
Payments for restructurings	(39)	(40)	(131)	(235)
Contributions to pension benefit plans	(28)	(46)	(299)	(298)
Decrease (increase) in accounts receivable and billed portion of finance receivables	185	148	57	(79)
Decrease (increase) in inventories	61	146	(114)	(43)
Increase in equipment on operating leases	(89)	(102)	(331)	(331)
(Increase) decrease in finance receivables	(155)	(151)	164	119
(Increase) decrease in other current and long-term assets	(26)	54	(8)	130
Increase in accounts payable and accrued compensation	260	208	211	285
(Decrease) increase in other current and long-term liabilities	(35)	46	(174)	38
Net change in income tax assets and liabilities	(114)	97	(416)	297
Net change in derivative assets and liabilities	221	34	230	(10)
Other, net	(109)	(1)	(69)	(6)

Net cash provided by operating activities	185	1,010	939	1,871

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(64)	(72)	(206)	(236)
Proceeds from sales of land, buildings and equipment	1	12	38	25
Cost of additions to internal use software	(27)	(40)	(129)	(123)
Acquisitions, net of cash acquired	(2)	(41)	(155)	(1,615)
Net change in escrow and other restricted investments	411	148	8	200
Other, net	(54)	—	3	137

Net cash provided by (used in) investing activities	265	7	(441)	(1,612)

Cash Flows from Financing Activities:
Net debt payments on secured financings	(35)	(614)	(227)	(1,869)
Net proceeds (payments) on other debt	26	(41)	926	1,814
Common stock dividends	(38)	—	(154)	—
Proceeds from issuances of common stock	—	6	6	65
Excess tax benefits from stock-based compensation	—	1	2	22
Payments to acquire treasury stock, including fees	(8)	(131)	(812)	(632)
Repurchases related to stock-based compensation	—	—	(33)	—
Other	(5)	(1)	(19)	(19)

Net cash used in financing activities	(60)	(780)	(311)	(619)

Effect of exchange rate changes on cash and cash equivalents	(34)	14	(57)	60

Increase (decrease) in cash and cash equivalents	356	251	130	(300)
Cash and cash equivalents at beginning of period	873	848	1,099	1,399

Cash and cash equivalents at end of period	$1,229	$1,099	$1,229	$1,099

Financial Review

Summary

Revenues

	Three Months Ended December 31,
(in millions)	2008	2007	Change
Equipment sales	$1,296	$1,525	(15)%
Post sale revenue¹	3,074	3,357	(8)%

Total Revenue	$4,370	$4,882	(10)%

Reconciliation to Condensed Consolidated Statements of Income

Sales	$2,146	$2,479
Less: Supplies, paper and other sales	(850)	(954)

Equipment sales	$1,296	$1,525

Service, outsourcing and rentals	$2,039	$2,195
Add: Finance income	185	208
Add: Supplies, paper and other sales	850	954

Post sale revenue	$3,074	$3,357

Memo: Color²	$1,731	$1,843	(6)%

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

Fourth quarter 2008 total revenues declined 10% compared to the fourth quarter 2007. Currency had a 5-percentage point negative impact on total revenues in the quarter and worldwide economic weakness negatively impacted our major market segments. Total revenues included the following:

•

8% decrease in post sale revenue, with a 5-percentage point negative impact from currency. Declines in supplies purchases, black-and-white multifunction products and high-volume printing systems more than offset growth in color multifunction products and GIS. The components of post sale revenue decreased as follows:

•	7% decrease in service, outsourcing and rentals revenue to $2,039 million, reflecting a 6-percentage point negative impact from currency and declines in technical service revenue.

•

Supplies, paper and other sales of $850 million decreased 11% year-over-year, primarily due to a 4-percentage point negative impact from currency and declines in channel supplies purchases, including lower purchases within developing markets.

•

15% decrease in equipment sales revenue, with a 4-percentage point negative impact from currency. Declines in black-and-white install activity and overall price declines of between 5% and 10% more than offset growth in color install activity. More than two-thirds of the fourth quarter 2008 equipment sales were generated from products launched in the past 24 months.

•

6% decrease in color revenue[2], with a 6-percentage point negative impact from currency. Color revenue of $1,731 million comprised 43% of total revenue in the fourth quarter 2008, excluding GIS, compared to 40% in the fourth quarter 2007[3], reflecting:

•

2% decline in color post sale revenue, including a 6-percentage point negative impact from currency. Color represented 39% of post sale revenue in the fourth quarter 2008, excluding GIS, versus 36% in the fourth quarter 2007[3].

•

Color equipment sales revenue declined 12%, including a 5-percentage point negative impact from currency, as price declines more than offset color install growth. Color sales represented 53% of total equipment sales in the fourth quarter 2008, excluding GIS, versus 50% of total equipment sales in the fourth quarter 2007[3].

[3]

Total color, color post sale and color equipment sales revenues comprised 40%, 36% and 47% in 2008, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation is not available.

Net Income

Fourth quarter 2008 net income of $1 million, or zero earnings per diluted share, included after-tax net restructuring and asset impairment charges of $240 million ($349 million pre-tax), or $0.27 per diluted share, and an equipment write-off of $24 million ($39 million pre-tax) or $0.03 per diluted share.

Fourth quarter 2007 net income was $382 million, or $0.41 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended December 31,
(in millions)	Production	Office	Other	Total
2008

Equipment sales	$427	$808	$61	$1,296
Post sale revenue	930	1,601	543	3,074

Total Revenues	$1,357	$2,409	$604	$4,370

Segment Profit (Loss)	$123	$258	$(63)	$318

Operating Margin	9.1%	10.7%	(10.4)%	7.3%

2007

Equipment sales	$514	$928	$83	$1,525
Post sale revenue	1,040	1,729	588	3,357

Total Revenues	$1,554	$2,657	$671	$4,882

Segment Profit (Loss)	$206	$330	$(17)	$519

Operating Margin	13.3%	12.4%	(2.5)%	10.6%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income.

In 2008 we revised our segment reporting to integrate Developing Markets Operations (DMO) into the Production, Office and Other segments. DMO is a geographic region that has matured to a level where we now manage it based on the basis of products sold, consistent with our North American and European geographic regions. Refer to Appendix III for DMO’s results.

Note:

•	Install activity percentages include the Xerox-branded product shipments to GIS.

Production

Revenue

Fourth quarter 2008 Production revenue of $1,357 million decreased 13%, including a 7-percentage point negative impact from currency, reflecting:

•

11% decline in post sale revenue with a 7-percentage point negative impact from currency, as declines in revenue from black-and-white high-volume printing systems and entry production color systems more than offset growth from iGen™ systems and light production products.

•

17% decline in equipment sales revenue with a 6-percentage point negative impact from currency. Declines in black-and-white production systems and entry production color production systems more than offset growth from iGen and continuous feed systems.

•	4% increase in installs of production color products driven by Xerox 700 and iGen4 activity.

•

11% decline in installs of production black-and-white systems driven by declines in installs of light production and high-volume production printing systems that were partially offset by continuous feed systems install growth.

Operating Profit

Fourth quarter 2008 Production profit of $123 million decreased $83 million from fourth quarter 2007 as lower revenue and the adverse transaction currency impact on cost resulted in lower gross profit partially offset by lower SAG expenses.

Office

Revenue

Fourth quarter 2008 Office revenue of $2,409 million decreased 9%, including a 4-percentage point negative impact from currency partially offset by the benefits from our expansion in the SMB market. Revenue for the fourth quarter reflects:

•

7% decrease in post sale revenue with a 4-percentage point negative impact from currency, as declines in channel supplies purchases, including lower purchases within developing markets, more than offset growth in GIS and color multifunction devices.

•

13% decrease in equipment sales revenue, with a 4-percentage point negative impact from currency. This reflects declines in installs of black-and-white devices and price that were only partially offset by color multifunction products install growth.

•	9% color multifunction device install growth led by demand for the new Xerox WorkCentre® products, Phaser® products and the office version of the Xerox 700.

•

18% decrease in installs of black-and-white copiers and multifunction devices, including a 24% decline in Segment 1&2 products (11-30 ppm), driven primarily by a decrease in inventory stocking levels in developing markets and 3% growth in Segment 3-5 products (31-90 ppm). Segment 3-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

Operating Profit

Fourth quarter 2008 Office profit of $258 million decreased $72 million from fourth quarter 2007, as lower revenue and the adverse transaction currency impact on cost resulted in lower gross profit partially offset by lower SAG expenses.

Other

Revenue

Fourth quarter 2008 Other revenue of $604 million decreased 10%, including a 4-percentage point negative impact from currency, driven by declines in revenue from paper and wide format systems. Paper comprised approximately half of the fourth quarter 2008 Other segment revenue.

Operating Profit

Fourth quarter 2008 Other loss of $63 million increased $46 million from fourth quarter 2007, due to lower gross profit from lower revenue, higher net interest expense and lower equity income, partially offset by lower SAG expenses.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended December 31,
	2008	2007	Change
Sales	32.0%	36.7%	(4.7	) pts
Sales - excluding equipment write-off[4]	33.8%	36.7%	(2.9	) pts
Service, outsourcing and rentals	42.0%	42.7%	(0.7	) pts
Financing income	61.6%	61.5%	0.1	pts
Total Gross Margin	37.9%	40.5%	(2.6	) pts
Total Gross Margin - excluding equipment write-off[4]	38.8%	40.5%	(1.7	) pts

Fourth quarter 2008 total gross margin was 37.9%. Excluding the equipment write-off, total gross margin of 38.8%4 was 1.7-percentage points lower than the fourth quarter 2007 primarily due to the significant strengthening of the Yen versus the U.S. dollar and Euro.

The $39 million equipment write-off was the result of a change in strategy reflecting our decision to discontinue the remanufacture of returned Office5 inventory following an assessment of the current and expected market for this product line as well as the impact of other product lines and changes in technology.

Sales gross margin, excluding the equipment write-off4, decreased 2.9-percentage points compared to the fourth quarter 2007 primarily due to the adverse impact of the strengthened Yen on our inventory purchases, as well as lower supplies sales and the 1.6-percentage point impact of price declines partially offset by cost improvements.

Service, outsourcing and rentals margin decreased 0.7-percentage points compared to the fourth quarter 2007 driven by the impact from unfavorable transaction currency. Price declines and mix of approximately 1.5-percentage points was offset by cost improvements.

[4]	See the “Non-GAAP Financial Measures” section for an explanation of these non-GAAP financial measures.
[5]	The equipment write-off is excluded from Office Operating Profit. See Appendix II reconciliation of Segment Operating Profit to Pre-Tax Income.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended December 31,
	2008	2007	Change
R,D&E % Revenue	4.9%	4.9%	—	pts

R,D&E of $212 million in the fourth quarter 2008 was $26 million lower than the fourth quarter 2007. R&D of $180 million decreased $20 million, and sustaining engineering costs of $32 million decreased $6 million from fourth quarter 2007.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended December 31,
	2008	2007	Change
SAG % Revenue	25.2%	24.3%	0.9	pts

SAG expenses of $1,102 million in the fourth quarter 2008 were $84 million lower than the fourth quarter 2007, including a $68 million positive impact from currency. The SAG expense decrease reflected the following:

•	$63 million decrease in selling expenses, reflecting favorable currency and the effect of lower compensation.

•	$60 million decrease in general and administrative expenses, reflecting favorable currency, benefits from restructuring and the effect of lower compensation.

•

$39 million increase in bad debt expenses to $80 million, reflecting an increase in write-offs, including several high value account bankruptcies in the U.S., U.K. and Germany. Overall, bad debt as a percentage of revenue increased in the fourth quarter 2008, however the full year 2008 remains comparable with the prior year at approximately 1-percent.

Restructuring and Asset Impairment Charges

During the fourth quarter 2008, we recorded $349 million of net restructuring and asset impairment charges. The charges include $296 million for restructuring actions primarily for severance costs related to headcount reductions of approximately 3,400. The charges also include $53 million of asset impairments related to decisions regarding the rationalization of our worldwide operating locations. The restructuring actions apply equally to both North America and Europe, with about half focused on SAG expense reductions, a third on gross margin improvements and the remainder focused on the optimization of R,D&E investments. We expect to realize savings in 2009 of approximately $200 million as a result of the fourth quarter 2008 restructuring.

The restructuring reserve balance as of December 31, 2008 for all programs was $352 million, of which approximately $325 million is expected to be spent over the next twelve months.

Worldwide Employment

Worldwide employment of 57,100 at December 31, 2008 has decreased approximately 300 from both year-end 2007 and third quarter 2008, primarily due to restructuring.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2008	2007
Non-financing interest expense	$72	$60
Interest income	(6)	(12)
Losses (gains) on sales of businesses and assets	1	(2)
Currency losses, net	4	14
Amortization of intangible assets	14	13
Litigation matters	(21)	—
All other expenses, net	9	8

Total Other expenses, net	$73	$81

Non-Financing Interest Expense

Fourth quarter 2008 non-financing interest expense of $72 million was $12 million higher than fourth quarter 2007 due to higher average debt balances.

Interest Income

Fourth quarter 2008 interest income of $6 million decreased $6 million, reflecting lower average cash balances.

Currency Losses, Net

Fourth quarter 2008 net currency losses of $4 million, were $10 million lower than fourth quarter 2007. The fourth quarter 2008 reflects net remeasurement losses associated with our unhedged foreign currency denominated assets and liabilities as well as the cost of hedging. Fourth quarter 2007 currency losses of $14 million primarily reflected the mark-to-market of derivative contracts which were economically hedging anticipated foreign currency transactions.

Legal Matters

Litigation matters of $(21) million reflects reductions of approximately $(75) million to the previously established provision for securities litigation as a result of recent favorable developments in these matters. This was partially offset by additional reserves of approximately $55 million for probable losses on other litigation matters, including $36 million for the previously disclosed Brazilian labor-related litigation.

Income Taxes

	Three Months Ended December 31,
	2008	2007	Change
Income tax (benefits) expense	$(59)	$125	$(184)
Effective tax rate	74.7%	26.6%	48.1	pts

The fourth quarter 2008 effective tax rate was 74.7% and included a $124 million benefit from the tax effect of the fourth quarter 2008 restructuring and asset impairment charges as well as the equipment write-off. Excluding these items, the adjusted effective tax rate was 21.0%6 as compared to 26.6% in the fourth quarter 2007. The 2008 tax rate was lower than the U.S. statutory tax rate primarily reflecting the benefit to taxes from the geographical mix of income before taxes and the related tax rates in those jurisdictions and the utilization of foreign tax credits as well as a tax law change. The 2007 tax rate was lower than the U.S. statutory tax rate primarily reflecting the benefit to taxes from the geographical mix of income before taxes and the related tax rates in those jurisdictions and the utilization of foreign tax credits.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for 2009 will approximate 28%, excluding the effects of any future discrete events.

[6]	See the “Non-GAAP Financial Measures” section for an explanation of this non-GAAP financial measure.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $21 million decreased $16 million compared to fourth quarter 2007, reflecting our 25% share of Fuji Xerox’s lower net income as impacted by the worldwide economic weakness.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended December 31, 2008 and 2007:

	Three Months Ended December 31,
(in millions)	2008	2007	Amount Change
Net cash provided by operating activities	$185	$1,010	$(825)
Net cash provided by investing activities	265	7	258
Net cash used in financing activities	(60)	(780)	720
Effect of exchange rate changes on cash and cash equivalents	(34)	14	(48)

Increase in cash and cash equivalents	356	251	105
Cash and cash equivalents at beginning of period	873	848	25

Cash and cash equivalents at end of period	$1,229	$1,099	$130

Cash Flows from Operating Activities

Net cash provided by operating activities was $185 million in the fourth quarter 2008. The $825 million decrease in cash from fourth quarter 2007 was primarily due to the following:

•	$162 million decrease in pre-tax income before restructuring and equipment write-off.

•	$615 million decrease due to net payments for the settlement of the securities-related litigation.

•	$85 million decrease due to lower fourth quarter 2008 reductions in inventory reflecting lower equipment and supplies sales.

•	$91 million increase from derivatives, primarily due to the termination of certain interest rate swaps.

•	$37 million increase from accounts receivable due to strong collection effectiveness, including the selective use of prompt pay discounts and a sale of receivables in Europe.

Cash Flows from Investing Activities

Net cash provided by investing activities was $265 million in the fourth quarter 2008. The $258 million increase in cash from fourth quarter 2007 was primarily due to the $263 million increase from escrow and other restricted investments. Fourth quarter 2008 reflects $670 million of proceeds from escrow for the settlement of the previously disclosed Carlson litigation net of $259 million of escrow funding during the quarter. We previously escrowed $411 million in the second and third quarters of 2008. Fourth quarter 2007 reflects the release of restricted funds as a result of the run-off of our secured borrowing programs.

Cash Flows from Financing Activities

Net cash used in financing activities was $60 million in the fourth quarter 2008. The $720 million increase in cash from fourth quarter 2007 was primarily due to the following:

•

$579 million increase from lower net repayments on secured debt. Fourth quarter 2007 includes the repayment and termination of the Merrill Lynch secured facility in France and the GE secured borrowing program in Canada.

•	$123 million increase due to lower purchases under our share repurchase program.

•	$67 million increase primarily due to a new foreign borrowing.

•	$38 million decrease due to common stock dividend payments.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	December 31, 2008	December 31, 2007
Total Finance receivables, net (1)	$7,278	$8,048
Equipment on operating leases, net	594	587

Total Finance Assets, net	$7,872	$8,635

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

The reduction of $763 million in Total Finance Assets includes unfavorable currency of $473 million.

Accounts Receivable Sales Arrangement

During the fourth quarter 2008 we sold $246 million of accounts receivables, as compared to $146 million in the third quarter 2008, under accounts receivables sales arrangements in Europe.

Subsequent Events

On January 15, 2009, we repaid in-full at maturity, our outstanding U.S. dollar and Euro-denominated 9.75% senior notes. The total repayment of approximately $900 million was made using cash on hand and the proceeds of a $400 million borrowing under our Credit Facility. In addition, through January 23, 2009, we repaid other debt that was outstanding as of December 31, 2008. Accordingly, our year-end debt balance adjusted for these net debt repayments through January 23, 2009 was approximately $7.7 billion and our borrowing capacity under our Credit Facility is currently $1.4 billion.

On January 14, 2009, the United States Court for the District of Connecticut entered a Final Order and Judgment approving the previously disclosed settlement in the Carlson litigation.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems, Inc; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including actions with respect to the fourth quarter 2008 $240 million after-tax net restructuring and asset impairment charge; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and our 2007 Annual Report filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the following non-GAAP measures:

1. Adjusted Net Income and EPS: To better understand the trends in our business, we believe that it is helpful to adjust diluted earnings per share and net income for the fourth quarter and full year 2008 to exclude the effect of: (1) the fourth quarter 2008 restructuring and asset impairment charges (fourth quarter and full year); (2) the fourth quarter 2008 equipment write-off charge (fourth quarter and full year); and (3) the first quarter 2008 securities-related litigation provision (full year). Management believes that excluding the effects of these items enables investors to better understand and analyze the current periods’ results and provides a better measure of comparability given the discrete nature of these charges. A reconciliation of this non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation table.

2. Cash from Core Operations; Core Cash Flow: To better understand the trends in our business, we believe that it is helpful to adjust cash flows to exclude the effect of investments made in finance receivables and on-lease equipment. These investments are viewed as income-producing assets and are important to the growth of our business. Management believes that excluding the effect of investments made in finance receivables and on-lease equipment provides investors an additional perspective on cash flow from operating activities. To better understand the trends in our business, we believe that it is helpful to adjust “Cash from Core Operations”; “Core Cash Flow” to exclude the fourth quarter 2008 net payments made for the securities-related litigation matters. A reconciliation of this non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation table.

3. Adjusted Total Gross Margin; Adjusted Sales Gross Margin: To better understand trends in our business, we believe it is helpful to adjust total gross margin and sales gross margin for the fourth quarter 2008 to exclude the effect of charges associated with an equipment write-off. Management believes that excluding the effect of this charge will enable investors to better understand and analyze the current periods’ results and provide a better basis for assessing future trends in gross margins because of the discrete nature of the equipment write-off charge. A reconciliation of this non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation table.

4. Adjusted Effective Tax Rate: To better understand the trends in our business, we believe that it is helpful to adjust the effective tax rate for the fourth quarter 2008 to exclude: (1) the fourth quarter 2008 restructuring and asset impairment charges; and (2) the fourth quarter equipment write-off charge. Management believes that excluding the tax effects of these items will enable investors to better understand and analyze the current periods’ effective tax rate given the discrete nature of these items in the respective period. A reconciliation of this non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP is set forth in the following reconciliation table.

5. Constant Currency: To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period results against the corresponding prior period results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2008 fourth quarter presentation slides available at www.xerox.com/investor.

	Q4 2008		FY 2008
Adjusted Net Income/EPS	Net Income	EPS	Net Income	EPS
(in millions; except per share data)
As Reported	$1	$—	$230	$0.26

Adjustments:
Q4 2008 Restructuring and asset impairment charges	240	0.27	240	0.27
Q4 2008 Equipment write-off	24	0.03	24	0.03
Q1 2008 Provision for litigation matters	—	—	491	0.54

As Adjusted	$265	$0.30	$985	$1.10

Adjusted Cash Flow	Q4 2008	FY 2008
(in millions)
Operating Cash Flow - As Reported	$185	$939

Increase (decrease) in finance receivables	155	(164)
Increase in equipment on operating leases	89	331

Core Cash Flow	$429	$1,106

Payments for securities litigation, net	615	615

Core Cash Flow - As Adjusted	$1,044	$1,721

	Q4 2008
Adjusted Gross Margin	As Reported	Equipment Write-off	As Adjusted

(in millions)
Revenue	$4,370	—	$4,370
Cost of revenue	2,713	(39)	2,674

Gross Profit	1,657	39	1,696
Gross Margin	37.9%		38.8%

	Q4 2008
Adjusted Sales Gross Margin	As Reported	Equipment Write-off	As Adjusted
(in millions)
Sales	$2,146	—	$2,146
Cost of sales	1,460	(39)	1,421

Sales Gross Profit	686	39	725
Sales Gross Margin	32.0%		33.8%

	Q4 2008
Adjusted Effective Tax Rate	Pre-tax Income	Income Taxes	Tax Rate
(in millions)
As Reported	$(79)	$(59)	74.7%
Adjustments:
Q4 2008 Restructuring and asset impairment charges	349	109
Q4 2008 Equipment write-off	39	15

As Adjusted	$309	$65	21.0%

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Basic Earnings per Share:

Net Income	$1	$382	$230	$1,135

Weighted Average Common Shares Outstanding	867,141	923,204	885,471	934,903

Basic Earnings per Share	$0.00	$0.41	$0.26	$1.21

Diluted Earnings per Share:

Net Income	$1	$382	$230	$1,135
Interest on Convertible Securities, net	—	—	—	1

Adjusted net income available to common shareholders	$1	$382	$230	$1,136

Weighted Average Common Shares Outstanding Common shares issuable with respect to:	867,141	923,204	885,471	934,903
Stock options	541	7,500	3,885	8,650
Restricted stock and performance shares	7,681	9,776	6,186	7,396
Convertible securities	—	1,992	—	1,992

Adjusted Weighted Average Common Shares Outstanding	875,363	942,472	895,542	952,941

Diluted Earnings per Share	$0.00	$0.41	$0.26	$1.19

Dividends declared per Common Share	$0.0425	$0.0425	$0.17	$0.0425

1,992 (in thousands) common shares issuable with respect to convertible securities were not included in the computation of diluted EPS for the three months and the year ended December 31, 2008 because to do so would have been anti-dilutive.

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

(in millions)	Three Months Ended December 31,
	2008	2007
Total Segment Operating Profit	$318	$519
Reconciling items:
Restructuring and asset impairment charges	(349)	(1)
Restructuring charges of Fuji Xerox	(1)	(2)
Litigation matters	21	—
Equipment write-off	(39)	—
Equity in net income of unconsolidated affiliates	(21)	(37)
Other	(8)	(9)

Pre-tax (loss) income	$(79)	$470

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm, 60 ppm and 70 ppm with embedded controller.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm, 60 ppm and 70 ppm with embedded controller.

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.

Appendix III

Xerox Corporation

DMO Revenue and Operating Margin within Segment Reporting

Effective January 1, 2008, we revised our segment reporting to integrate DMO into the Production, Office and Other segments.

Total DMO
Three Months Ended December 31,
(in millions)
2008
Equipment sales	$180
Post sale revenue	365

Total Revenues	$545

Segment Profit	$28

Operating Margin	5.1%

2007
Equipment sales	$207
Post sale revenue	424

Total Revenues	$631

Segment Profit	$49

Operating Margin	7.8%